Exhibit   99.1

Bruker AXS Announces Acquisition of Quantron GmbH, a Metals Analysis Company with High-Performance Spark-OES Technology

Acquisition Further Strengthens the Industrial Analysis Business of Bruker AXS

KARLSRUHE and KLEVE, Germany — September 8, 2006 —  Bruker AXS GmbH today announces that it has acquired all of the equity of privately-held Quantron GmbH from Quantron’s founders.  The stock purchase agreement for Quantron was signed and the transaction was closed simultaneously on September 6, 2006.

Quantron GmbH, located in Kleve, Germany, develops, manufactures and distributes worldwide advanced arc/spark optical emission spectroscopy (OES) systems for numerous metals analysis applications, including:

• ferrous and non-ferrous foundries,
• primary metal production (steel plants, aluminium, copper, etc.),
• metal processing & machining industries (diecasting, forging, rolling mills, etc.),
• suppliers of metal products to automotive industries,
• premium metal trading companies, scrap dealers, recycling,
• RoHS-compliant lead-free applications for electronics industry,
• contract laboratories with metallurgical services,
• special applications in extraction and mining of precious metals, incoming metal inspections & quality control, and
• automatic analysis system solutions for foundries and steelworks;

Quantron Magellan™ high- performance spark-OES system

The arc/spark OES market has been growing significantly in recent years, with an estimated total market size of $150-200 million in 2006.  Since its inception, Quantron has grown very rapidly to an annual revenue run-rate greater than $6 million.

Quantron was established in June 2002 by a dedicated group of founders with many years of extensive experience in the spark-OES metals analysis markets.  Quantron’s main shareholder was Mr. Paul Friedhoff, the former founder and CEO of Spectro A.I. GmbH, and a well-known pioneer in the world of spark-OES.  Mr. Friedhoff will continue to lead the business as Managing Director and Executive Chairman.

After the acquisition, Bruker-Quantron GmbH will remain and expand in its Kleve location in order to provide leading stationary and mobile OES systems.  Bruker AXS will contribute its global distribution, demonstration and service capabilities, as well as R&D and operating management assistance, to further accelerate the growth and profitability of Bruker-Quantron.  The majority of the successful distributors of Quantron will be retained, and will benefit from support by additional regional Bruker AXS spark-OES applications and service centers worldwide.

Paul Friedhoff, now Managing Director and Executive Chairman of Bruker-Quantron, commented: “The speed with which Quantron has been growing in the past two years shows that we started with the right team and the right product ideas.  In order to maintain this rapid growth, we have been looking for a complementary and competent strategic partner.  With Bruker AXS we have found a company from the same industry that can positively contribute to every aspect of Quantron’s business activities.  The Bruker management has developed an in-depth understanding of Quantron’s fundamental interests and requirements, and we share the same philosophies of quality and excellence.  Our goal is long-term success with a growing product line.  We want to become a leader in the field of optical emission spectroscopy.”

Frank Laukien, President of Bruker AXS, commented: “We are very excited to have Paul Friedhoff and the very capable Quantron team, with their excellent track record of success, join us to add in-depth metals analysis experience to Bruker AXS.  We are impressed by their advanced, yet robust spark-OES technology.  Quantron has developed a strong distribution system in the metals industry, particularly in many parts of Asia.  The Quantron spark-OES systems and technology are very complementary to our existing stationary X-ray fluorescence (XRF) systems for metal foundries, as well as to our new handheld XRF product line.  This acquisition will further strengthen the industrial analysis business of Bruker AXS.”

ABOUT BRUKER BIOSCIENCES (NASDAQ: BRKR)

Bruker BioSciences Corporation in Billerica, Massachusetts is the parent company of Bruker AXS Inc., Bruker Daltonics Inc. and Bruker Optics, Inc.  Bruker AXS is a leading developer and provider of life science, materials research and industrial X-ray analysis tools.  Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry, and also offers a broad line of nuclear, biological and chemical (NBC) detection products for homeland security.  Bruker Optics is a leading developer, manufacturer and provider of research, analytical and process analysis instruments and solutions based on infrared and Raman molecular spectroscopy technology.  For more information, please visit www.bruker-biosciences.com

CAUTIONARY STATEMENT OF BRUKER BIOSCIENCES

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s reorganization strategies, integration risks, failure of conditions, technological approaches, product development, market acceptance, cost and pricing of the Company’s products, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our respective annual reports on Form 10-K, our most recent quarterly reports on Form 10-Q, and our current reports on Form 8-K.  We disclaim any intent or obligation to update these forward-looking statements.

FOR FURTHER INFORMATION:	Michael Willett, Investor Relations Officer
Tel: +1 (978) 663-3660, ext. 1411
Email: ir@bruker-biosciences.com